Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Koppers Holdings Inc. for the registration of debt securities, common stock, preferred stock, depository shares, warrants, guarantees and units and to the incorporation by reference therein of our report dated February 27, 2012 (except for the effects of discontinued operations as described in Note 4 and Notes 21, 22, and 23 pertaining to guarantor and non-guarantor financial information, as to which the date is June 27, 2012), with respect to the consolidated financial statements and schedule of Koppers Holdings Inc. included in its Current Report on Form 8-K dated June 27, 2012, and our report dated February 27, 2012 with respect to the effectiveness of internal control over financial reporting of Koppers Holdings Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 27, 2012